Exhibit (h)(58)

ALPS ADVISORS, INC.

1290 Broadway, Suite 1100

Denver, Colorado 80203

KOTAK MAHINDRA (UK) LIMITED

6th Floor, Portsoken House

155-157 Minories

London EC3N 1LS

United Kingdom

June 12, 2012

Mr. Edmund J. Burke

Chairman

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	ALPS/Kotak India Growth Fund (the “Fund”), a Series of Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms the agreement by ALPS Advisors, Inc. (the “Adviser”) and Kotak Mahindra (UK) Limited (the “Sub-Adviser”) and the Trust with respect to the Fund.

With respect to the Fund’s Class A, Class C and Class I shares, to the extent the Total Annual Fund Operating Expenses (as defined in Item 3 to Form N-1A) of the Fund attributable to a particular Class (exclusive of distribution and service (12b-1) fees, shareholder services fees, Acquired fund fees and expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses), exceed 1.60% for Class A shares, Class C shares and Class I shares: (i) the Adviser will waive the advisory fee payable to it by the Fund (the “Advisory Fee”) to the extent of such excess; (ii) the Sub-Adviser will waive the sub-advisory fee payable to it by the Adviser (the “Sub-Advisory Fee”) by the portion of such excess equivalent to the portion of the Advisory Fee represented by the Sub-Advisory Fee; and (iii) to the extent that such excess exceeds the amount of the Advisory Fee attributable to the particular Class, the Sub-Adviser shall reimburse the Fund with respect to such Class in the amount that such excess exceeds the amount of the Advisory Fee attributable to the Class (together, the “Expense Cap”). The waiver or reimbursement shall be allocated to each Class of the Fund in the same manner as the underlying expenses or fees were allocated.

The arrangements described above will be applied on a monthly basis. Each month end, the actual operating expenses of the Fund attributable to each Class (exclusive of distribution and service (12b-1) fees, shareholder services fees, Acquired fund fees and expenses, brokerage expenses, interest expenses, taxes and extraordinary expenses) (“Monthly Attributable Class

Operating Expenses”) for such month shall be annualized as of the last day of the month. If the annualized Monthly Attributable Class Operating Expenses of a Class of the Fund exceed the 1.60% Expense Cap for such Class, the Adviser and Sub-Adviser shall, as applicable, waive the Advisory Fee and Sub-Advisory Fee they are entitled to receive with respect to that Class for that month, and the Sub-Adviser shall, if required, contribute to the Fund on behalf of the Class to satisfy any additional reimbursements described above, in amounts such that the annualized Monthly Attributable Class Operating Expenses for such Class for such month equal the Expense Cap.

The Adviser and the Sub-Adviser further agree that such fee waivers and reimbursements for the Fund are effective as of September 1, 2012 and shall continue through August 31, 2013, unless extended by agreement of the parties.

The Adviser and the Sub-Adviser will be permitted to recover, on a Class-by-Class basis, waivers and/or expenses they have borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this agreement or in previous letter agreements in the following order: (i) first, the Sub-Adviser will be permitted to recover the amount of reimbursements it made to the Fund with respect to any Class and (ii) second, the Adviser and the Sub-Adviser will be permitted to recover the amount of waivers they made with respect to the Fund in the same proportion as they waived their advisory fees as set forth above. Notwithstanding the foregoing, the Fund will not be obligated to pay any such previously waived or reimbursed fees and expenses more than three years after the end of the fiscal year in which the fees and expenses were waived or reimbursed.

Further, the Adviser agrees to make available to the Sub-Adviser at reasonable times appropriate records and personnel, either in person or by telephone, at the mutual convenience of the Adviser and the Sub-Adviser, for purposes of reviewing and conducting diligence with respect to matters relating to the Fund and the Adviser’s services on the Fund’s behalf, subject to Sub-Adviser’s agreement and responsibilities relating to confidentiality as provided under its sub-advisory agreement with the Adviser on behalf of the Fund.

ALPS ADVISORS, INC.

By:	/s/ Thomas A. Carter
Name: Thomas A. Carter
Title: President

KOTAK MAHINDRA (UK) LIMITED

By:	/s/ Abhishek Bhalotia
Name: Abhishek Bhalotia
Title: Director and CEO

By:	/s/ Christopher Daniel
Name: Christopher Daniel
Title: VP Compliance

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Jeremy O. May
Name: Jeremy O. May
Title: Treasurer